Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From:	David R. Harvey, Chairman and CEO	For questions, contact:
	Jai P. Nagarkatti, President and COO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

July 26, 2005

SIGMA-ALDRICH (NASDAQ: SIAL) Q2 2005 SALES GROW 27.4%, DRIVEN BY STRONG

CONTRIBUTIONS FROM CORE BUSINESSES AND JRH ACQUISITION.

Q2 2005 DILUTED EPS UP 7.1% AND 2005 EPS FORECAST RAISED TO $3.65-$3.75.

HIGHLIGHTS:

Sales and EPS Results:

•	Q2 2005 reported sales grew 27.4%, driven primarily by organic growth and the acquisition of JRH Biosciences (JRH) with modest assistance from currency benefits.

•	Q2 2005 diluted EPS increased 7.1% to $.91, with a $.05 currency benefit offset by a $.05 non-cash inventory purchase accounting charge from the JRH and Proligo acquisitions.

Financial Condition:

•	Return on equity at June 30, 2005 increased to new, five-year high of 22.0%.

•	Debt to capital ratio increased to 34.1% at June 30, 2005, in-line with the Company’s target range.

Outlook

•	Reported and currency adjusted sales for 2005, including sales from the JRH and Proligo acquisitions, are expected to grow at 17-20% and 16-19%, respectively.

•	Diluted EPS forecast for full year 2005 increased to $3.65 - $3.75 to reflect Q2 performance and improved expectations about second half 2005 performance.

•	Management expects its recently announced customer-centric organization structure, improved customer focus and other initiatives to contribute to the Company’s long-term sales and income growth goals of 10%.

OVERALL RESULTS:

Reported sales increased 27.4% in the second quarter of 2005 compared to the same quarter in 2004, with a year-to-date gain of 17.7%. The combination of strong growth in core businesses and the integration of Ultrafine (acquired April 2004), Tetrionics (acquired June 2004), JRH’s research based business (acquired February 2005) and Proligo (acquired April 2005) provided 12.4 and 7.1 percentage points of these second quarter and year-to-date gains, respectively. The addition of JRH’s industrial cell culture business contributed a further 11.9 and 7.5 percentage points of the second quarter and year-to-date increases, respectively. Currency benefits provided the remaining 3.1 percentage points of both the quarterly and year-to-date gains. Sales growth in the second quarter improved over Q1 2005 performance both in U.S. and non-European international markets. European sales that had been adversely affected by reduced demand for cell culture and analytical products during the first quarter of 2005 made a positive contribution to growth in the second quarter of 2005.

Reported operating and pretax income margins in the second quarter of 2005 were 20.9% and 19.8% of sales, respectively. Year-to-date operating and pretax margins for 2005 were 21.8% and 21.0% of sales, respectively. These margins were reduced from comparable period 2004 levels due to the impact of non-cash inventory purchase accounting charges from 2005 acquisitions, higher product costs as a percent of sales associated with the acquired industrial cell culture business and higher interest costs from the $427.7 million spent on acquisitions thus far in 2005 that were only partially offset by lower operating expenses as a percent of sales applicable to industrial cell culture sales and cost reductions from process improvement activities.

Reported diluted net income per share for the second quarter of 2005 rose 7.1% to $.91 from $.85 in the second quarter of 2004, including a $.05 benefit from currency exchange rate changes that was offset by a non-cash inventory purchase accounting charge of $.05. The higher costs noted above and a lower level of international and other tax benefits produced a lower rate of growth in diluted EPS compared to sales growth in the second quarter of 2005. Year-to-date reported diluted EPS increased 13.1% to $1.98 in 2005 from $1.75 in 2004, with a $.16 benefit from a Q1 2005 tax claim settlement and a $0.10 year-to-date benefit from currency being partially offset by inventory purchase accounting charges of $.07.

SALES RESULTS (all percentage comparisons are to comparable periods in 2004):

Reported sales growth, increases in sales of industrial cell culture products from the acquisition of JRH (indicated as “JRH Industrial” in the tables below), currency benefits and adjusted sales growth for the second quarter and first six months of 2005 are as follows:

	Three Months Ended June 30, 2005				Six Months Ended June 30, 2005
	Reported	Currency Benefit	JRH Industrial	Adjusted	Reported	Currency Benefit	JRH Industrial	Adjusted
Scientific Research	10.4%	3.3%	—%	7.1%	7.1%	3.3%	—%	3.8%
Biotechnology	16.1%	2.8%	—%	13.3%	9.7%	2.9%	—%	6.8%
Fine Chemicals	94.5%	2.8%	63.8%	27.9%	62.5%	2.9%	41.0%	18.6%
Total	27.4%	3.1%	11.9%	12.4%	17.7%	3.1%	7.5%	7.1%

Scientific Research: Sales to pharmaceutical customers worldwide accelerated in the second quarter of 2005, improving on the quarterly growth experienced in each of the preceding four quarters. Sales growth also improved in academic accounts in Europe that had experienced a modest sales decline during the first quarter of 2005 and in other commercial accounts across various industry sectors.

Biotechnology: The integration of Proligo (acquired on April 1, 2005) into our existing genomics business and the combination of the research based cell culture business of JRH (acquired on February 28, 2005) and our existing Sigma-Aldrich research based cell culture business both made a contribution to currency adjusted sales growth in Q2 2005. Steady growth in sales to pharmaceutical customers worldwide was bolstered by improved growth to both academic accounts in Europe and other health care related customers.

E-commerce Research Sales (Scientific Research and Biotechnology combined): Electronic ordering through the Company’s web site and sales from direct electronic links to customers continued their historic pattern of progressive quarterly improvement, increasing worldwide e-commerce sales to 30% of consolidated Research sales in Q2 2005, a one percentage point improvement from Q1 2005.

SAFC (Fine Chemicals): The addition of JRH’s industrial cell culture business added 63.8 percentage points of this unit’s Q2 2005 sales growth of 94.5%. The 27.9% increase in organic sales reflects continued gains in sales to pharmaceutical customers worldwide and improved sales to a variety of other manufacturers. The operations of Ultrafine and Tetrionics — both acquired during the second quarter of 2004 and now fully integrated into and indistinguishable from the pre-acquisition base businesses of Sigma-Aldrich to enable us to manage customer relationships on a combined basis and take advantage of our expanded worldwide manufacturing, distribution and sales capabilities — also contributed to this organic sales growth. Booked orders for future delivery, one partial indicator of possible future sales results, remained strong.

INCOME ANALYSIS:

The Company’s reported Q2 and year-to-date 2004 net income and diluted earnings per share and Q2 and year-to-date 2005 net income and diluted earnings per share, before and after currency impact, a Q1 2005 tax claim settlement benefit and a non-cash inventory purchase accounting charge from acquisitions, are summarized below:

	Net Income (millions)	Diluted Earnings Per Share
Three Months Ended June 30, 2004:

Total reported net income	$59.6	$0.85

Three Months Ended June 30, 2005:

Net income before currency impact and inventory purchase accounting charge	$62.6	$0.91

Currency impact	3.5	0.05

Net income before inventory purchase accounting charge	66.1	0.96

Inventory purchase accounting charge	(3.6)	(0.05)

Total reported net income	$62.5	$0.91

	Net Income (millions)	Diluted Earnings Per Share
Six Months Ended June 30, 2004:

Total reported net income	$121.9	$1.75

Six Months Ended June 30, 2005:

Net income before currency impact, tax claim settlement benefit and inventory purchase accounting charge	$123.3	$1.79

Currency impact	7.2	0.10

Net income before tax claim settlement and inventory purchase accounting charge	130.5	1.89

Tax claim settlement benefit	11.3	0.16

Inventory purchase accounting charge	(4.7)	(0.07)

Total reported net income	$137.1	$1.98

Reported operating income was 20.9% and 21.8% of sales for the second quarter and first six months of 2005, respectively, compared to 23.8% and 23.6% of sales for the same two respective periods in 2004. The operating margin decline in 2005 from 2004 relates almost entirely to higher product costs as a percent of sales for JRH’s industrial cell culture business and an inventory purchase accounting charge to adjust acquired JRH and Proligo inventories to their fair market values. These factors were also the major cause for a Cost of Goods Sold increase to 49.8% and 49.0% of sales for the second quarter and first six months of 2005, respectively, compared to 46.8% and 46.7% of sales, respectively, for the second quarter and first months of 2004. S,G&A expenses declined as a percentage of sales in both the second quarter and six months of 2005 compared to the comparable periods in 2004 due to lower operating expenses as a percent of sales for JRH’s industrial cell culture business and process improvement benefits that more than offset the combined increase in costs resulting from sales force additions in 2004 and new marketing programs.

Reported pretax income was 19.8% and 21.0% of sales for the second quarter and first six months of 2005, respectively, compared to 23.1% and 23.0% of sales for the comparable periods of 2004. This decline reflects the operating results noted above and increased interest costs related to borrowings for the two acquisitions and share repurchases and higher interest rates. The tax rate of 29.0% for the second quarter of 2005 compared to 26.1% for the second quarter of 2004 reflects a lower level of international and other tax benefits in 2005. The tax rate of 22.6% for the first six months of 2005 compared to 26.0% in 2004 reflects this lower level of international and other tax benefits in 2005, but it also reflects the large Q1 2005 benefit from a favorable settlement of tax claims for 1998-2001 and a reduction in tax liabilities based on this settlement.

OUTLOOK: We expect the modest improvement in the research and fine chemicals markets served by Sigma-Aldrich experienced during the second quarter of 2005 to continue over the remaining quarters of 2005. Overall market growth is expected to be 2-3% for 2005 and we expect to continue to take share through our expanded sales and marketing efforts, our new emphasis on our Fine Chemicals capabilities under the SAFC logo, effective integration of recent acquisitions into the overall Sigma-Aldrich organization and our ability to provide customers with the broadest line of high quality reagents for their life science and high technology research and manufacturing needs. With the full benefit from the additions of JRH and Proligo included in expected results for the last two quarters of 2005, anticipated stronger demand from customers and improving markets, reported sales are expected to increase to our previously forecast range of 17-20% for the full year 2005 despite a reduction in the currency advantage from approximately three percentage points in the first half to one percentage point for the year due to the recent strengthening of the U.S. dollar. The addition of the JRH industrial cell culture business should provide about 10 percentage points of this gain, with currency adjusted internal growth and the benefits from integrating other acquisitions in 2004 and 2005 expected to provide another 6 to 9 percentage points of growth.

For 2005, reported diluted earnings per share are expected to range from $3.65 to $3.75, a gain of 9% to 12% over 2004’s $3.34. This diluted EPS estimate includes previously-announced inventory purchase accounting charges of approximately $.22, higher interest costs from increased borrowings for acquisitions in 2005 and anticipated continued benefits from process improvement activities that reduced operating costs by $8.0 million in the first half of 2005. It also assumes that exchange rates remain at June 30, 2005 levels. Recent acquisitions are expected to be accretive to earnings after 2005 and to make positive contributions to cash flow in 2005 and after.

CEO’s STATEMENT: Commenting on second quarter performance and expectations for all of 2005, Chairman and CEO David Harvey said: “Our sales and marketing initiatives, contributions from our newest acquisitions and improved market conditions combined have enhanced our sales and profits in the second quarter and helped drive our return on equity to a new high of 22%. We expect that improved market growth will continue to supplement our efforts in sales, marketing, R&D and process improvement, and that these efforts and results from integrating recent acquisitions will drive sales growth in the high teens to low twenties percent range in the final two quarters of 2005 despite some strong headwinds from adverse currency rate comparisons later in the year if rates remain at June 30, 2005 levels. Integration of our expanded cell culture sales teams and production capabilities from the JRH acquisition are well and smoothly under way. We’ve largely completed our relocation and consolidation to an expanded state-of-the-art site in Milwaukee, bringing virtually all our operations there to one site, adding needed new production capacity and giving our employees a place in which to work proudly and efficiently. And we’ve launched all the actions required to combine the U.S. operations of Proligo into our existing oligo production facilities in Houston and expect to complete that move and achieve the full benefit of our combined capabilities by year-end.”

Harvey continued: “The recent announcement of a new customer-centric organization at Sigma-Aldrich should provide new momentum for our future. We’ve identified and will be implementing activities that are expected to build on our existing initiatives to drive growth even further in 2006 and beyond. And we’ve strengthened our resolve to reinvest in growth by using our resources and capabilities to expand our product offerings with innovative new products for the life science and high technology markets we serve. Our goal is to help accelerate our customers’ success — which should in turn provide meaningful challenges and rewards for our employees and extraordinary value for our shareholders.”

OTHER INFORMATION:

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during 2005 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2005 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and certain other items, including the Q1 2005 tax benefit and the sales benefit from acquisitions. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Share Repurchase: After focusing cash reinvestment on the acquisitions of JRH and Proligo in the first and early second quarters of 2005, an additional 1.4 million shares were acquired in Q2 2005 at an average price of $58.99 per share. Since beginning the program in late 1999, 37.4 million shares have been acquired at an average purchase price of $36.35 per share. There were 67.5 million shares outstanding at June 30, 2005. The Company expects to continue share repurchases to acquire the remaining 2.6 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital and Debt: Cash balances of $130.0 million were reduced from March 31, 2005 to fund share repurchases and the Proligo acquisition in Q2 2005. At June 30, 2005, short-term borrowings were $283.1 million at a weighted average interest rate of 3.2% and long-term debt was $326.4 million at a weighted average interest rate of 5.2%.

Accounts receivable days sales outstanding at June 30, 2005 of 49 days are a one-day improvement from the December 31, 2004 level. Reported inventories of $553.4 million at June 30, 2005 were $106.6 million higher than at December 31, 2004, with $122 million – or more than 100% - of this inventory added through the JRH and Proligo acquisitions, partially offset by currency rate changes. Excluding acquired inventories, the Company had 7.1 months of inventory on hand at June 30, 2005 compared to 7.7 months at December 31, 2004.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has over 6,800 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Sales Results”, “Income Analysis”, “Outlook”, “CEO’s Statement” and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) other changes in the business environment in which the Company operates, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments-in the Company’s Form 10-K report for the period ended December 31, 2004. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$444.0	$348.6	$843.8	$716.7
Cost of products sold	221.2	163.3	413.2	334.8

Gross profit	222.8	185.3	430.6	381.9
Selling, general and administrative expenses	116.8	92.3	221.6	191.9
Research and development expenses	13.1	10.2	24.8	20.9
Interest, net	4.9	2.2	7.1	4.4

Income from operations before income taxes	88.0	80.6	177.1	164.7
Provision for income taxes	25.5	21.0	40.0	42.8

Net income	$62.5	$59.6	$137.1	$121.9

Net income per share – Basic	$0.92	$0.86	$2.00	$1.76

Net income per share – Diluted	$0.91	$0.85	$1.98	$1.75

Weighted average number of shares outstanding - Basic	68.2	69.1	68.5	69.1

Weighted average number of shares outstanding - Diluted	69.0	69.8	69.3	69.8

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$130.0	$169.2
Accounts receivable, net	246.5	190.0
Inventories	553.4	446.8
Other current assets	101.7	87.4

Total current assets	1,031.6	893.4

Property, plant and equipment, net	622.6	584.4
Goodwill, net	350.4	158.1
Other assets	207.2	109.1

Total assets	$2,211.8	$1,745.0

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$283.1	$9.0
Accounts payable	89.9	86.7
Accrued payroll and payroll taxes	43.9	38.3
Accrued income taxes	49.5	46.8
Other accrued expenses	82.1	50.1

Total current liabilities	548.5	230.9

Long-term debt	326.4	177.1
Deferred post-retirement benefits	59.3	56.6
Deferred taxes	79.3	46.8
Other liabilities	21.9	21.9

Total liabilities	1,035.4	533.3

Stockholders’ equity:
Common stock	100.9	100.9
Capital in excess of par value	54.8	52.6
Common stock in treasury	(1,239.6)	(1,163.1)
Retained earnings	2,208.8	2,097.5
Accumulated other comprehensive income	51.5	123.8

Total stockholders’ equity	1,176.4	1,211.7

Total liabilities and stockholders’ equity	$2,211.8	$1,745.0

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$137.1	$121.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43.1	34.9
Deferred income taxes	(33.1)	2.2
Other	2.7	3.2
Changes in assets and liabilities:
Increase in accounts receivable	(48.5)	(28.4)
Decrease in inventories	5.3	16.7
Increase in accrued income taxes	6.4	3.2
Other	12.4	10.2

Net cash provided by operating activities	125.4	163.9

Cash flows from investing activities:
Property, plant, and equipment additions	(50.9)	(29.4)
Sale of equipment	0.9	0.7
Acquisitions, net of cash acquired	(427.7)	(74.3)
Other, net	(3.9)	0.3

Net cash used in investing activities	(481.6)	(102.7)

Cash flows from financing activities:
Net issuance (repayment) of short-term debt	274.4	(16.0)
Issuance of long-term debt	150.0	0.3
Repayment of long-term debt	(1.3)	(0.3)
Payment of dividends	(25.8)	(23.6)
Treasury stock purchases	(79.4)	(23.0)
Exercise of stock options	7.1	13.2

Net cash provided by (used in) financing activities	325.0	(49.4)

Effect of exchange rate changes on cash	(8.0)	(0.7)

Net change in cash and cash equivalents	(39.2)	11.1
Cash and cash equivalents at January 1	169.2	127.6

Cash and cash equivalents at June 30	$130.0	$138.7

Supplemental Financial Information - (Unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Business Unit sales

Scientific Research	$226.9	$205.5	$455.2	$425.2
Biotechnology	90.7	78.1	176.9	161.2
SAFC	126.4	65.0	211.7	130.3

Total	$444.0	$348.6	$843.8	$716.7